Exhibit 10.22

AMENDMENT TO PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AMENDMENT TO PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Amendment”) is entered into on March 6, 2023, by and between PlayAGS, Inc., a Nevada corporation (the “Company”), and David Lopez (the “Participant”), and shall be effective as of the date hereof.

WHEREAS, the Company and the Participant are parties to a performance-based restricted stock unit award agreement dated as of April 30, 2021 (as further modified or amended through the date hereof, the “Award Agreement”) pursuant to which 716,332 performance-based restricted stock units were granted under the PlayAGS, Inc. Omnibus Incentive Plan; and

WHEREAS, the Company and the Participant desire to amend the Award Agreement as provided below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1.	Section 2 of the Award Agreement is hereby deleted and replaced in its entirety with the following:

“2. Vesting; Settlement. The RSUs shall be one hundred percent (100%) unvested as of the Date of Grant. Except as may otherwise be provided herein, the Restricted Period shall lapse as follows:

(a)

The Restricted Period in respect of 50% of the RSUs (the “Service-Vesting RSUs”) shall lapse in four installments on each of the first four anniversaries of March 6, 2023 (each such applicable date, the “Service Vesting Date”), subject to the Participant’s continued employment with, or engagement to provide services to, the Company or any of its Affiliates through the Service Vesting Date.

(b)

The Restricted Period in respect of the remaining 50% of the RSUs (the “Performance-Vesting RSUs”) shall lapse on the first day that the average closing price per share of the Company’s Common Stock for the prior 20 consecutive trading days (the “Average Closing Price”) meets the below thresholds (each, a “Performance Metric” and each date of achievement, the “Performance-Vesting Date”), subject to the Participant’s continued employment with, or engagement to provide services to, the Company or any of its Affiliates through the Performance-Vesting Date, and only if the applicable Performance Metric is achieved prior to the fourth anniversary of March 6, 2023:

i.	The Restricted Period in respect of 25% of the Performance-Vesting RSUs shall lapse on the first day the Average Closing Price exceeds $8.36;

ii.	The Restricted Period in respect of 50% of the Performance-Vesting RSUs shall lapse on the first day the Average Closing Price exceeds $10.04;

iii.	The Restricted Period in respect of 75% of the Performance-Vesting RSUs shall lapse on the first day the Average Closing Price exceeds $11.71; and

iv.	The Restricted Period in respect of 100% of the Performance-Vesting RSUs shall lapse on the first day the Average Closing Price exceeds $13.38.

2.	Capitalized terms not defined in this Amendment shall have the meanings given such terms in the Award Agreement.

3.	Except as specifically modified by this Amendment, all other terms and conditions of the Award Agreement are hereby ratified and remain unchanged and in full force and effect.

4.

In the event of any conflict or inconsistency between the terms and conditions set forth in this Amendment and the terms and conditions set forth in the Award Agreement, the terms and conditions of this Amendment will prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                                                                        PLAYAGS, INC.

  By:      /s/ Kimo Akiona

             Kimo Akiona

  Date:   March 7, 2023

 PARTICIPANT

 By:       /s/ David Lopez

             David Lopez

 Date:   March 7, 2023